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CONTACT: River Oaks Partnership Services, Inc.
         (888) 349-2005 (toll free)

FOR IMMEDIATE RELEASE


                  DENVER, COLORADO, September 1, 2000-As previously announced, AIMCO Properties, L.P. is tendering for any and all units of limited partnership interest in the partner ships set forth below, subject to the terms of the respective Offers to Purchase (the "Offers"). AIMCO Properties, L.P. has extended the expiration date of each of the Offers. The expiration date for each of the Offers has been extended to 5:00 p.m., New York time, on Friday, September 15, 2000. The Offers were previously scheduled to expire at 5:00 p.m., on Friday, September 1, 2000.

                  AIMCO Properties, L.P. has reported, based on information provided by the Information Agent for the Offer, that as of the close of business on August 31, 2000, the approximate number of units set forth below had been tendered pursuant to each of the Offers.


                                                                     PURCHASE PRICE               NUMBER OF
           NAME OF PARTNERSHIP                                          PER UNIT                UNITS TENDERED
           -------------------                                       --------------             --------------
Angeles Income Properties Ltd. III                                     $ 49.31                       1,388

Angeles Income Properties Ltd. VI                                       181.00                       6,147

Angeles Partners VII                                                    400.77                         400

Century Properties Fund XIV                                             169.00                       657.5

Century Properties Fund XV                                              153.00                         554

Century Properties Fund XVI                                              46.00                         581

Century Properties Fund XIX                                             289.18                       1,138

Consolidated Capital Properties 3                                        37.08                     1,323.5

Consolidated Capital Properties 4                                       196.74                       5,395

Consolidated Capital Properties 6                                        11.67                       1,976

National Property Investors III                                         374.19                         336

                  For further information, please contact River Oaks Partnership Services, Inc. at (888) 349-2005 (toll free), which is acting as the Information Agent for the Offers.